Exhibit 99.1

Trevena Receives up to $40M in OLINVYK ex-US Royalty-Based Financing

from R-Bridge Healthcare Fund, an affiliate of CBC Group

CHESTERBROOK, Pa., March 31, 2022 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that the Company entered into a royalty-based financing with an affiliate of R-Bridge Healthcare Fund (the R-Bridge Financing).

In connection with the R-Bridge Financing, Trevena will receive an upfront amount of $15 million, and $15 million upon first commercial sale of OLINVYK in China. The Company will also receive an additional $10 million upon achievement of either a commercial or financing milestone.

The R-Bridge Financing will be repaid through assignment to R-Bridge of all royalties from the Company’s license with its partner in China, Jiangsu Nhwa Pharmaceutical (Nhwa) and through a 4% net revenue interest in the Company’s US net sales of OLINVYK. This US revenue interest will be capped at $10 million if Chinese approval of OLINVYK occurs by year-end 2023. In the event Chinese approval does not occur by that time, the US revenue interest will increase to 7% and will continue until certain combined totals of US revenue interest and Chinese royalties are paid. The Company retains all milestones from its partnership with Nhwa, including a $3 million milestone on Chinese approval of OLINVYK.

“This transaction strengthens our financial position and is also a creative and efficient way to unlock immediate value for an important asset,” said Carrie Bourdow, president and CEO of Trevena. “As a leading global healthcare royalty fund, R-Bridge was uniquely suited to recognizing the significant value created by Trevena and our partner Jiangsu Nhwa.”

Trevena is not subject to financial covenants in connection with the R-Bridge Financing. Funding of the loan is subject to customary conditions, and is expected within 15 days. The Company provided to R-Bridge a negative pledge of all of its assets until Chinese approval of OLINVYK in connection with the R-Bridge Financing. Following such approval, the R-Bridge Financing will be non-recourse to Trevena, other than the Chinese royalty and capped US revenue interest.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes four differentiated investigational drug candidates: TRV250 for the acute treatment of migraine, TRV734 for maintenance treatment of opioid use disorder, TRV045 for diabetic neuropathic pain and epilepsy, and TRV027 for acute respiratory distress syndrome and abnormal blood clotting in COVID-19 patients.

For more information, please visit www.Trevena.com

About R-Bridge (CBC Group)

CBC Group is Asia’s largest and most active healthcare-dedicated investment firm with over US$5 billion AUM, focused on platform-building, buyout opportunities, and alternative financing across three core areas: pharmaceutical & biotech, medtech, and healthcare services. CBC has a leading team of investment, industry and portfolio management professionals, headquartered in Singapore with offices in New York, Shanghai, Beijing, and Hong Kong and presence in Boston, San Diego, San Francisco and Tokyo.

Founded in February 2020, R-Bridge Healthcare Fund is an affiliate of CBC Group and it is dedicated in providing alternative, non-dilutive financing backed by royalties, revenue interest and other cash flows generated by the sale of healthcare products and services in China, the first of its kind for the asset class and the region. R-Bridge provides additional sources of capital to leading healthcare companies to continue their extraordinary growth trajectories, commercializing their products and services in China and on a global scale.

About Jiangsu Nhwa Pharmaceuticals

Jiangsu Nhwa Pharmaceutical Co., Ltd.  (SZ002262), founded in 1978, is a leading CNS company in China. Over the past 40 years, Nhwa has focused on developing an innovative and differentiated pipeline in the areas of anesthesia, analgesia, psychiatry, and neurology via its own in-house R&D and via global partnerships.

As a fully integrated pharmaceutical company with more than 4000 employees, Nhwa has comprehensive capabilities in discovery, clinical development, manufacturing, and commercialization of CNS drugs. In recent years, Nhwa has further strengthened its leadership in CNS field in China by providing precision diagnostic services for CNS disorders, as well as establishing the largest Chinese CNS internet health platform.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates and approved product, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

Company Contact:

Bob Yoder

SVP and Chief Business Officer

Trevena, Inc.

(610) 354-8840